SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                TOSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

Tosco Corporation
72 Cummings Point Road
Stamford, CT 06902
Telephone: 203 977-1000

TOSCO

                                                                January 10, 1997

Dear Fellow Shareholders:

     A Special Meeting of Stockholders is being held on February 12, 1997 for the purpose of increasing the number of authorized shares of Common Stock of the Company. This will provide the Company sufficient shares to complete the previously announced acquisition of Unocal's refining and marketing assets and also provide shares for general corporate purposes.

     We believe the planned acquisition of Union 76's refining and marketing assets represents a unique opportunity for the Company. However, we need your approval to issue additional shares to complete the transaction.

     An absolute majority of shares is needed for us to proceed and we therefore strongly urge that you consider and approve the attached proposal promptly.

     Thank you for your consideration.


                                        Sincerely,


                                        /s/ THOMAS D. O'MALLEY
                                        ---------------------------------------
                                            Thomas D. O'Malley
                                            Chairman & Chief Executive Officer

                                TOSCO CORPORATION


                                   ----------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 12, 1997

                                   ----------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Tosco Corporation ("Tosco") will be held at the The Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on February 12, 1997 at 8:00 o'clock in the morning for the following purposes:

          I. To authorize and approve an amendment to the Articles of Incorporation of Tosco increasing the number of authorized shares of Common Stock of Tosco.

          II. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Stockholders of record at the close of business on December 27, 1996 shall be entitled to vote at and be present at the meeting.


                                           By order of the Board of Directors,


                                           WILKES MCCLAVE III
                                           Secretary


Dated:  January 10, 1997
        Stamford, Connecticut



IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                TOSCO CORPORATION


                                   ----------

                                 PROXY STATEMENT

                                   ----------


     The accompanying Proxy is solicited by the Board of Directors of Tosco Corporation, a Nevada corporation ("Tosco"), for use at a Special Meeting of Stockholders (the "Special Meeting") to be held on February 12, 1997 at 8:00 a.m. at The Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut, at which stockholders of record at the close of business on December 27, 1996 shall be entitled to vote. At the Special Meeting stockholders will be asked to approve an amendment to the Articles of Incorporation of Tosco increasing the number of authorized shares of Common Stock of Tosco. The cost of solicitation of proxies will be borne by Tosco. Tosco may use the services of its Directors, officers, stockholders of record and others to solicit proxies, personally or by mail or telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of the stock held of record by such persons. Tosco may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Tosco has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies for a fee estimated at $12,000 plus out-of-pocket expenses. Any Proxy granted as a result of this solicitation may be revoked at any time before its exercise by granting a subsequently dated Proxy, by attending the Special Meeting and voting in person or by mailing a notice of revocation to Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902, Attention: Secretary.

     The principal executive offices of Tosco are located at 72 Cummings Point Road, Stamford, Connecticut 06902 and its telephone number is (203) 977-1000.

     The date of this Proxy Statement is the approximate date on which this Proxy Statement and accompanying Proxy were first sent or given to stockholders.

     On December 27, 1996, Tosco had outstanding and entitled to vote with respect to all matters to be acted upon at the Special Meeting 43,671,907 shares of Common Stock, par value $.75 per share ("Common Stock"). Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder. The presence of holders representing a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

                     AMENDMENT TO ARTICLES OF INCORPORATION

     Pursuant to Article FOURTH of its Articles of Incorporation, Tosco is presently authorized to issue 50,000,000 shares of Common Stock, par value $.75 per share, of which on the record date, 43,671,907 shares were issued and outstanding and 2,549,041 shares were held in the treasury. All of Tosco's unissued shares and treasury shares are reserved for issuance upon exercise of stock options and conversion of convertible securities. Tosco is also presently authorized to issue 12,000,000 shares of Preferred Stock, par value $1.00 per share, of which on the record date, no shares were issued and outstanding. Tosco proposes to increase the authorized number of shares of Common Stock to 250,000,000 shares, par value $.75 per share.

     It is proposed (the "Proposal") to amend the first paragraph of Article FOURTH of the Articles of Incorporation of Tosco in order to increase the authorized number of shares of Common Stock of Tosco from 50,000,000 shares, par value $.75 per share, to 250,000,000 shares, par value $.75 per share, as follows:

     "FOURTH: The total authorized capital stock of this Corporation is One Hundred Ninety-Nine Million, Five Hundred Thousand Dollars ($199,500,000) divided into 250,000,000 shares of Common Stock of the par value of $.75 per share and 12,000,000 shares of Preferred Stock of the par value of $1.00 per share."

     The authorized number of shares of Preferred Stock will not be changed as the result of the Proposal. The Board of Directors of Tosco has unanimously approved the adoption of the Proposal. In order for such Proposal to be adopted there will be required a vote in favor by the holders of shares of Common Stock of Tosco carrying a majority of the votes entitled to be cast at this Special Meeting. The Board of Directors believes that it would be in the best interests of Tosco to amend Article FOURTH of the Articles of Incorporation to give effect to the Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND
APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

     Pursuant to the Articles of Incorporation of Tosco, stockholders of Tosco have no preemptive rights with respect to the additional shares being authorized. The Articles of Incorporation do not require further approval by stockholders prior to the issuance of any additional shares of Common Stock or Preferred Stock. However, in certain circumstances (generally relating to the number of shares to be issued and the identity of the recipients), the rules of the New York Stock Exchange require stockholder authorization in connection with the issuance of such additional shares. Subject to the rules of the New York Stock Exchange, the Board of Directors of Tosco has the sole discretion to issue additional shares of Common Stock. The issuance of any additional shares of stock will have the effect of diluting the percentage of stock ownership and voting rights of the present stockholders of Tosco.

     On December 14, 1996, Tosco entered into a definitive Sale and Purchase Agreement (the "Agreement") with Union Oil Company of California ("Unocal") to acquire Unocal's West Coast petroleum refining, marketing and related supply and transportation assets for a purchase price of approximately $1.4 billion, plus the value of inventory as of the closing date (the "Acquisition"). In addition, Unocal will be entitled to receive contingent participation payments over the next seven years, up to a maximum amount of $250 million, if the margin on dealer tank wagons exceeds a base index and/or the differential between California Air Resources Board Phase II gasoline and conventional gasoline exceeds a base index. For a period of 25 years, Unocal will be responsible for environmental liabilities arising out of or relating to the period prior to the closing, except that Tosco will pay the first $7 million of such environmental liabilities each year, plus 40% of any amounts in excess of $7 million per year, with Unocal paying the remaining 60% each year. The aggregate maximum amount that Tosco may have to pay in total for 25 years for such environmental liabilities is limited to $200 million. Environmental liabilities assumed by Tosco pursuant to the Acquisition will be reserved for at the time of Acquisition.

     In connection with the Acquisition, Tosco intends to issue Common Stock directly to Unocal and/or may publicly sell shares of its Common Stock. If Tosco's shareholders do not approve the increase in the number of authorized shares of Common Stock, Tosco may not be able to effectuate the Acquisition.

     The assets to be purchased from Unocal include the following: two petroleum refining systems comprised of four sites in California with an aggregate throughput capacity of 250,000 barrels per day; a retail gasoline system which currently sells over 100,000 barrels per day of gasoline and diesel fuel consisting of approximately 1,350 76-branded gasoline stations, approximately 1,100 of which are company-controlled; a distribution system comprised of 13 company-owned oil storage terminals, three modern American-flag 40,000 deadweight-ton tankers and 1,500 miles of crude oil and product pipeline; the worldwide rights to the "76" and "Union 76" brands, together with the distinctive orange ball logo, in the petroleum refining and marketing businesses; and Unocal's lubricants manufacturing, distribution and marketing business.

     Tosco intends to fund the Acquisition through the issuance of a combination of debt and equity securities, including the possibility of selling Common Stock pursuant to an underwritten public offering, and borrowings under a new credit facility. Tosco is presently planning the sale pursuant to Rule 144A or Regulation S of $600 million of notes having maturities of from 10 to 50 years and is contemplating the public sale of up to 9.2 million shares of Common Stock. The terms and manner of the financing have not been finalized and may be different from those described herein.

     Consummation of the Acquisition is subject to the satisfaction of a number of conditions, including obtaining governmental regulatory approvals, approval of the Proposal by Tosco's stockholders and the satisfaction of conditions normally contained in transactions of this type. In addition, on January 15, 1997, Tosco must deposit $1.4 billion of value into an escrow account, of which at least $1 billion must be in cash and the balance may be in the form of the right to receive Common Stock of Tosco having a value equal to the difference between $1.4 billion in cash and the amount of cash deposited in escrow. Tosco will not be required to issue Common Stock having a value of less than $45 per share. The number of shares of Common Stock to which Unocal will be entitled will be determined based on the average Tosco stock prices for the ten days preceding the date Unocal will be entitled to receive such shares. If the price is below $45 per share, each of Tosco and Unocal will have specified rights. If Tosco fails to make the deposit into escrow or if the Proposal is not approved, either party has the right to terminate the Agreement and Unocal would receive a $20 million break-up fee. If Unocal receives shares of Common Stock, it will be granted registration rights to sell such shares and will enter into an agreement with Tosco restricting its right to sell such shares or acquire additional shares, agreeing to vote such shares at all stockholder meetings in proportion to the votes of other stockholders and undertaking not to take or influence the control of Tosco. The Acquisition is presently scheduled to close in the first quarter of 1997.

     Tosco believes the Acquisition is in the best interests of Tosco and its stockholders. In reaching its determination, the Board of Directors considered a number of factors, including without limitation the following: the assets complement Tosco's existing west coast operations; the combination of the refineries should result in a cost-effective network; Tosco's existing refinery and transportation system should be enhanced; Tosco will become the third largest retailer in California; its current retail operations in the western United States will be enhanced; the Tosco Circle K convenience store network will be enhanced; and there are significant opportunities for economies of scale and operating efficiencies, particularly in terms of integration of office facilities, information systems, management and computer systems.

     The terms of the Acquisition were the result of arms' length negotiations conducted by representatives of Tosco and Unocal. The Acquisition will be accounted for by the purchase method of accounting. The statements contained in this Proxy Statement with respect to the terms of the Acquisition are subject to the more detailed information set forth in the Agreement, and are qualified in their entirety by reference thereto. There is no assurance that the Acquisition will be consummated even if the Proposal is approved by the stockholders.

     Since the stockholders of Tosco will not have the opportunity to separately vote on the Acquisition, each stockholder's vote on the authorization to approve the issuance of additional shares of Common Stock could be deemed such stockholder's right to vote, indirectly, with respect to the Acquisition. The stockholders of Tosco who vote against the Proposal do not have any appraisal rights under Nevada law with respect to their shares of Common Stock.

     The increased number of authorized shares of Common Stock will be available for issuance by Tosco, in the discretion of the Board of Directors, from time to time. The Board of Directors will be able to issue such shares without the time-consuming and costly need to hold a special meeting of stockholders, for stock splits, in the acquisition of properties or businesses, in financing future growth or for other corporate purposes. Except with respect to the Unocal transaction, Tosco has not entered into any specific agreements or understandings relating to the issuance of additional shares of Common Stock; however, Tosco is receptive to all methods of financing which may be reasonably available and acquisition opportunities which may arise from time to time. The Board of Directors presently has under consideration a proposal to approve a stock split of the Common Stock; however, no determination has been made as to when, or if, such split will occur. The Board of Directors believes that, in the future, occasions may arise where the time required to obtain stockholder approval might adversely delay Tosco's ability to enter into a desirable transaction. Authorized but unissued shares of Common Stock will be issued by Tosco from time to time as appropriate and opportune situations arise.

DESCRIPTION OF TOSCO CAPITAL STOCK

     The summary of the terms of the capital stock of Tosco set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Tosco's Articles of Incorporation and Bylaws.

   Authorized Capital Stock

     The authorized capital stock of Tosco consists of 50 million shares of Common Stock, and 12 million shares of Preferred Stock. As of December 27, 1996 there were 43,671,907 shares of Common Stock outstanding. Tosco Common Stock is listed on the NYSE and the Pacific Stock Exchange under the symbol TOS. No shares of Preferred Stock are outstanding. On January 6, 1997, the closing price of a share of Common Stock on the NYSE was $80.

   Common Stock

     The holders of Common Stock are entitled to one vote for each share held and have the sole right and power to vote in all matters on which a vote of stockholders is taken, except as otherwise provided by statute and subject to voting rights of any holders of Preferred Stock. Subject to the rights of any holders of Preferred Stock, the holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of Tosco, subject to the rights of the holders of any shares of Preferred Stock, the holders of Common Stock are entitled to receive the net assets of Tosco in proportion to the respective number of shares held by them. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of Common Stock are not subject to further call or redemption and all outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

   Preferred Stock

     Tosco is authorized to issue 12 million shares of Preferred Stock. Such shares may be issued from time to time at the discretion of the Board of Directors, without stockholder approval. The Board of Directors is authorized to issue such shares in different series and with respect to each series to determine the dividend rate, the redemption provisions, voting rights, conversion provisions, liquidation preferences and such other rights and privileges not in conflict with Tosco's Articles of Incorporation and any qualifications, limitations or restrictions on such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     At December 15, 1996 to the knowledge of Tosco, from Statements on Schedule 13G provided to Tosco, beneficial owners of more than 5% of any class of the outstanding voting securities of Tosco were as follows:

                                  Name and Address of             Amount and Nature of      Percent of
 Title of Class                     Beneficial Owner              Beneficial Ownership*       Class
 --------------                   -------------------             ---------------------     ----------
Common Stock ...........      Tiger Management Corporation             5,933,900              12.85%
                              Panther Partners, L.P.                   shares (1)
                              Panther Management Company, L.P.
                              Julian H. Robertson, Jr.
                              101 Park Avenue
                              New York, New York 10178

Common Stock ...........      FMR Corp.                                5,238,672              11.35%
                              82 Devonshire Street                     shares (2)
                              Boston, Massachusetts 02109

----------

  * The beneficial owner of such shares reports that it has sole voting and investment power with respect to such securities, except where otherwise indicated.

(1) According to a Statement on Schedule 13G filed with the Commission on February 12, 1996, (i) Tiger Management Corporation, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of 5,580,500 shares; (ii) Panther Partners, L.P., an investment company registered under Section 8 of the Investment Company Act, reported beneficial ownership of 313,400 shares; (iii) Panther Management Company, L.P., an investment adviser registered under
      Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of 313,400 shares; and (iv) Julian H. Robertson, Jr. reported beneficial ownership of 5,933,900 shares. Julian H. Robertson, Jr. is the ultimate controlling person of Tiger Management Corporation and Panther Management Company, L.P. Other persons are known to have the right to receive dividends from, or proceeds from, the sale of such shares. The interest of one such person, The Jaguar Fund N.V., a Netherlands Antilles corporation, is more than 5%.

(2) According to a Statement on Schedule 13G filed with the Commission on December 10, 1996, wholly-owned subsidiaries or affiliates of FMR Corp. ("Fidelity Funds"), including a registered investment advisor, own these shares. FMR does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds' Board of Trustees.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

     The following table sets forth the number of shares of Common Stock of Tosco beneficially owned by each Director, by each of the most highly compensated executive officers and by all executive officers and Directors as a group at December 1, 1996, and the percentage of the outstanding shares of Common Stock so owned by each Director, executive officer, and such group.

                                                     Amount and
                                                     nature of
                                                     beneficial      Percent of
          Name                                        ownership         Class
          ----                                      ------------     ---------
Jefferson F. Allen .............................      240,349 (1)         *
Joseph B. Carr .................................       24,000 (2)         *
Patrick M. de Barros ...........................      240,554 (3)         *
Houston I. Flournoy ............................       24,516 (4)         *
Clarence G. Frame ..............................       11,216 (5)         *
Edmund A. Hajim ................................       30,000 (6)         *
Joseph P. Ingrassia ............................       24,500 (7)         *
Robert J. Lavinia ..............................      147,500 (8)         *
Charles J. Luellen .............................       25,000 (9)         *
Mark R. Mulvoy .................................       24,000(10)         *
Thomas D. O'Malley .............................    1,589,451(11)       3.60%
Dwight L. Wiggins ..............................      140,000(12)         *
All executive officers and Directors
  (19 persons, including those listed above) ...    2,987,490(13)       6.60%

----------

  *  Represents less than 1% of the outstanding shares of Common Stock.

 (1) Consists of 5,349 shares of Common Stock, options to purchase 165,000 shares of Common Stock under the 1989 Stock Incentive Plan (the "1989 Plan"), and options to purchase 70,000 shares of Common Stock under the 1992 Stock Incentive Plan (the "1992 Plan").

 (2) Consists of options to purchase 24,000 shares of Common Stock under the 1989 Plan.

 (3) Consists of 216,554 shares of Common Stock owned by a Trust of which Mr. de Barros is a beneficiary, and options to purchase 18,667 and 5,333 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

 (4) Consists of 516 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

 (5) Consists of 11,216 shares of Common Stock.

 (6) Consists of 6,000 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

 (7) Consists of 500 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

 (8) Consists of options to purchase 25,000 and 122,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

 (9) Consists of 1,000 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(10) Consists of options to purchase 24,000 shares of Common Stock under the 1992 Plan.

(11) Consists of 957,236 shares of Common Stock, options to purchase 350,000 and 100,000 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively, and 9,999 shares of Common Stock owned by Mr. O'Malley's wife. In addition, the shares listed in the table include 73,865 shares held by Argus Energy Corporation and 98,351 shares held by Argus Investments, Inc., of which Mr. O'Malley is the sole shareholder. Mr. O'Malley disclaims beneficial ownership of the 9,999 shares of Common Stock owned by his wife.

(12) Consists of 2,500 shares of Common Stock and options to purchase 25,000 and 112,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(13) Consists of 1,407,657 shares of Common Stock and options to purchase 847,667 and 732,166 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P. has acted as the independent public accountants of Tosco since 1977. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Special Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Tosco's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Quarterly Report on Form 10-Q for the nine months ended September 30, 1996, copies of which accompany this Proxy Statement, are incorporated herein by reference.

     All documents filed by Tosco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemedto be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     Tosco will provide, without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated herein by reference). Requests should be directed to: Investor Relations, Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902, (203) 977-1000.

     Tosco is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy or information statements and other information with the Commission. Such reports, proxy or information statements, exhibits and other information filed by Tosco with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding Issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. Such reports, proxy or information statements and other information concerning Tosco can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange on which exchanges Tosco's Common Stock is listed.

FINANCIAL INFORMATION

     Financial information for Tosco for the fiscal year ended December 31, 1995, is included in Tosco's Annual Report on Form 10-K, a copy of which accompanies this Proxy Statement. In addition, attached hereto are (a) the consolidated balance sheets of 76 Products Company and subsidiaries as of September 30, 1996 and December 31, 1995 and the related statements of operations, cash flows and parent investment for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994 and (b) pro forma combined balance sheet of Tosco at September 30, 1996, pro forma combined statement of income for the nine months ended September 30, 1996 and year ended December 31, 1995 and actual and pro forma capitalization at September 30, 1996.

MISCELLANEOUS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.


                                                    WILKES MCCLAVE
                                                    Secretary



Dated: January 10, 1997

                                TOSCO CORPORATION

                     PRO FORMA COMBINED FINANCIAL STATEMENTS

                                   (Unaudited)

     The following pro forma combined balance sheet of Tosco as of September 30, 1996 gives effect to (i) the December 1996 sale by Tosco Financing Trust, a Delaware business trust all of the common securities of which are owned by Tosco (the "Trust"), of 6 million 5 3/4% Convertible Preferred Securities and the application of the net proceeds therefrom, (ii) the planned issuance of $600 million of unsecured term debt and cash borrowings under a contemplated new revolving credit agreement (the "New Credit Agreement"), which will expand Tosco's existing revolving credit agreement (the "Credit Agreement") from $600 million to $1 billion to fund, by January 15, 1997, a required $1 billion minimum cash escrow account for the Unocal transaction, (iii) the contemplated issuance of 9.2 million shares of Tosco Common Stock and (iv) the consummation of the Unocal transaction. The pro forma balance sheet assumes that the transactions occurred as of the balance sheet date.

     The pro forma combined statements of income for the nine months ended September 30, 1996 and the year ended December 31, 1995 reflect the above transactions as well as the acquisition of The Circle K Corporation ("Circle K"). The pro forma combined statements of income give effect to the transactions and the Circle K acquisition, completed on May 30, 1996, as if they occurred at the beginning of the periods presented. The statements may not be indicative of the results that actually would have occurred or the results which may be obtained in the future. The 1996 pro forma combined statement of income does not fully reflect the possible improvement in operating contribution or the planned reduction in operating and administrative costs expected from the Circle K acquisition. The pro forma combined statements of income also do not reflect the improvement in operating contribution and the reduction in operating and administrative costs expected from the Unocal transaction.

     The information presented herein should be read in conjunction with the historical consolidated financial statements of Tosco which are included with this Proxy Statement.

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1996, the actual unaudited consolidated capitalization of Tosco, and as adjusted to reflect
(i) the sale by the Trust of 6,000,000 Convertible Preferred Securities, the application of proceeds therefrom to the purchase of Convertible Debentures of Tosco, and the application of the net proceeds from the Convertible Debentures to the paydown of cash borrowings under the Credit Agreement and the retirement of $100 million of First Mortgage Bonds due March 15, 1997, (ii) the contemplated issuance of $600 million of unsecured debt and cash borrowings under the New Credit Agreement to fund, by January 15, 1997, a required $1 billion minimum cash escrow account, (iii) the contemplated issuance of 9.2 million shares of Tosco Common Stock, and (iv) the consummation of the Unocal transaction. The table should be read in conjunction with Tosco's consolidated financial statements and notes thereto included with the Proxy Statement.

                                                TOSCO CORPORATION

                               PRO FORMA COMBINED FINANCIAL STATEMENTS--(Continued)

                                                   (Unaudited)
                                                                                         September 30, 1996
                                                                                     --------------------------
                                                                                       Actual       As Adjusted
                                                                                     ----------     -----------
                                                                                          (In Thousands)
Long-term debt--collateralized:
   Mortgage bonds guaranteed on a collateralized basis by the
     Bayway Refining Company ...................................................     $  150,000     $  150,000
   Mortgage bonds collateralized by the Avon Refinery ..........................        300,000        200,000
   Capital leases ..............................................................         67,656         69,656
   Real estate installment purchase ............................................         55,306         55,306
   Other .......................................................................          5,631          5,631

Long-term debt--uncollateralized:
   Revolving credit facility (a) ...............................................        360,000        707,450
   7% Notes due 2000 ...........................................................        125,000        125,000
   7 5/8% Notes due 2006 .......................................................        240,000        240,000
        % Notes due 2007 .......................................................                       200,000
        % Debentures due 2027 ..................................................                       300,000
        % Debentures due 2047 ..................................................                       100,000
                                                                                     ----------     ----------
   Total debt, including current portion .......................................      1,303,593      2,153,043
   Less current portion ........................................................        (12,766)       (12,766)
                                                                                     ----------     ----------
   Total long-term debt ........................................................      1,290,827      2,140,277
                                                                                     ----------     ----------
Company-obligated mandatorily redeemable convertible preferred securities of
   Tosco Financing Trust holding solely 5 3/4% convertible
   junior subordinated debentures of Tosco (b) .................................                       300,000

Shareholders' equity:
   Common Stock, $.75 par value, 50,000,000 shares authorized, as adjusted
     250,000,000 shares; 46,168,861 shares issued, as adjusted 55,368,861
     (including treasury shares) ...............................................         34,626         41,526

Capital in excess of par value .................................................        963,635      1,626,035
Retained earnings ..............................................................        124,098        124,098
Less Common Stock held in treasury, at cost (2,549,041 shares) .................        (73,270)       (73,270)
                                                                                     ----------     ----------
      Total stockholders' equity ...............................................      1,049,089      1,718,389
                                                                                     ----------     ----------
      Total capitalization .....................................................     $2,339,916     $4,158,666
                                                                                     ==========     ==========

----------

(a) At September 30, 1996, Tosco's Credit Agreement provided for an extension of up to $600 million in credit. At that date, Tosco had $360 million of cash borrowings and outstanding letters of credit of approximately $109 million under the Credit Agreement. Tosco plans to increase cash and credit availability by $400 million to $1 billion under the New Credit Agreement.

(b) The sole assets of the Trust are 5 3/4% Convertible Debentures of Tosco due 2006 with a principal amount of $300 million due December 15, 2026.

                                                TOSCO CORPORATION

                                         PRO FORMA COMBINED BALANCE SHEET

                                             As of September 30, 1996

                                     (In thousands, except per share amounts)

                                                   (Unaudited)
                                                                              Pro Forma Adjustments
                                                   --------------------------------------------------------------------------------
                                                                  Sale of
                                                                 Preferred                                 Record
                                                                 Securities                  Issue       Purchase of
                                                     Tosco        and Debt     Issue         Common        Unocal          Tosco
                                                   Historical    Payment(a)    Debt(b)       Stock(c)     Assets(d)      Pro Forma
                                                   ----------    ---------    ----------     --------     ----------     ----------
Cash, cash equivalents, short-term
  investments and deposits .....................   $   86,882                                                            $   86,882
Cash held in escrow ............................                              $1,000,000                  (1,000,000)
Inventories ....................................      686,199                                                400,000(e)   1,086,199
Other current assets ...........................      351,797                                                               351,797
                                                   ----------     --------    ----------      -------     ----------     ----------
  Total current assets .........................    1,124,878                  1,000,000                    (600,000)     1,524,878
Property and equipment .........................    1,696,693                                              1,652,000      3,348,693
Intangibles and other long-term assets .........      807,501        8,750         8,000                                    824,251
                                                   ----------     --------    ----------      -------     ----------     ----------
  Total assets .................................   $3,629,072     $  8,750    $1,008,000                  $1,052,000      5,697,822
                                                   ==========     ========    ==========      =======     ==========     ==========
Current liabilities ............................   $  952,238                                             $    7,000(f)  $  959,238
Current maturities of long-term obligations ....       12,766                                                                12,766
                                                   ----------     --------    ----------      -------     ----------     ----------
                                                      965,004                                                  7,000        972,004
Revolver debt ..................................      360,000     (191,250)      408,000     (669,300)       800,000        707,450
Long-term debt, including capitalized leases ...      930,827     (100,000)      600,000                       2,000      1,432,827
Environmental cost liabilities .................       90,680                                                193,000(f)     283,680
Other liabilities ..............................      233,472                                                 50,000        283,472
Company-obligated mandatorily redeemable
  convertible preferred securities of
  Tosco Financing Trust holding solely
  5 3/4% convertible junior subordinated
  debentures of Tosco ..........................                   300,000                                                  300,000
Shareholders' equity
  Common Stock .................................       34,626                                   6,900                        41,526
  Additional paid in capital ...................      963,635                                 662,400                     1,626,035
  Retained earnings ............................      124,098                                                               124,098
  Reductions from capital ......................      (73,270)                                                              (73,270)
                                                   ----------     --------    ----------      -------     ----------     ----------
                                                    1,049,089                                 669,300                     1,718,389
                                                   ----------     --------    ----------      -------     ----------     ----------
   Total liabilities and equity ................   $3,629,072     $  8,750    $1,008,000                  $1,052,000     $5,697,822
                                                   ==========     ========    ==========      =======     ==========     ==========

----------

Pro forma adjustments:

(a) In December 1996, the Trust issued 6,000,000 5 3/4% Convertible Preferred Securities (liquidation amount of $50 per Convertible Preferred Security) representing a preferred undivided interest in the assets of the Trust. The Trust exists for the sole purpose of issuing common securities, all of which are owned by Tosco, and the Convertible Preferred Securities, the proceeds of which were invested in 5 3/4% Convertible Junior Subordinated Debentures (the "Convertible Debentures") of Tosco. The Convertible Debentures are subordinate and junior in right of payment to all liabilities of Tosco. The Convertible Preferred Securities and Convertible Debentures will be convertible into Tosco Common Stock at the rate of .50633 shares of Tosco Common Stock for each Convertible Preferred Security or each $50 of Convertible Debentures (equivalent to a conversion price of $98.75 per share of Tosco Common Stock). The pro forma financial statements reflect the application of the net proceeds from the Convertible Debentures to the paydown of cash borrowings under the Credit Agreement and the payment of $100 million of 9% First Mortgage Bonds due March 15, 1997.

(b) Record, net of estimated costs, (i) the contemplated issuance of $600 million of unsecured term debt, and (ii) cash borrowings of $400 million under the New Credit Agreement of $1 billion of cash and credit availability. Under the terms of the agreement with Unocal, Tosco is required to deposit into escrow by January 15, 1997, $1.4 billion in value, of which $1.0 billion must be in cash.

(c) Record planned sale of Tosco Common Stock prior to the consummation of the Unocal transaction. The pro forma financial statements assume that Tosco will issue 9,200,000 shares at $75 per share, net of costs of $20.7 million. The average closing price of Tosco Common Stock for the period November 18 to December 17, 1996 was $76.00 per share.

(d) Record consummation of the Unocal transaction. The allocation of the purchase price to the assets and liabilities acquired in the Unocal transaction is based upon a preliminary evaluation. The purchase price allocation is expected to be finalized by the end of 1997 based upon appraisals and other evaluations expected to be completed by that date. The purchase price of the Unocal assets could be increased by up to $250 million in contingent participation payments over the next seven years if retail market conditions and/or California Air Resources Board (CARB) gasoline premiums improve.

(e) Value of inventories expected to be on hand at the consummation of the Unocal transaction. The actual value of inventories to be acquired, based on volumes and prices at the purchase date, may vary significantly from this estimated amount.

(f) Under the purchase agreement with Unocal, for a period of 25 years, Unocal will be responsible for environmental liabilities arising out of or relating to the period prior to closing, except that Tosco will pay the first $7 million of such environmental liabilities each year, plus 40% of any amounts in excess of $7 million per year, with Unocal paying the remaining 60% each year. The aggregate maximum amount that Tosco may have to pay in total for 25 years for such environmental liabilities is limited to $200 million. As the Company has not completed its related environmental studies, it has determined it to be prudent to accrue the maximum under the purchase agreement with Unocal.

                                                        TOSCO CORPORATION

                                             PRO FORMA COMBINED STATEMENT OF INCOME

                                              For the Year Ended December 31, 1995

                                              (In thousands, except per share data)

                                                           (Unaudited)

                             Historicals
                        ----------------------                Circle K                                  Unocal
                                     Circle K                 Pro Forma     Pro Forma     Historical   Pro Forma      Pro Forma
                          Tosco      (Note A)     Subtotal    Adjustment     (Note B)       Unocal     Adjustment     (Note C)
                        ----------  ----------  -----------  ------------  -----------    ----------  -------------  -----------
Sales ................. $7,284,051  $3,540,531  $10,824,582  ($526,000)(g) $10,298,582    $4,036,200  ($897,700)(i)  $13,437,082

Cost of sales and
  operating
  expenses ............ (7,004,501) (2,747,071)  (9,751,572)    526,000(g)  (9,813,106)   (3,984,100)   897,700(i)   (12,882,506)
                                                              (587,534)(h)                               17,000(ii)

Selling, general and
  administrative
  expense .............    (95,858)   (709,559)    (805,417)   587,534 (h)    (229,332)     (107,200)                   (336,532)
                                                               (11,449)(i)


Interest expense, net .    (56,253)    (26,547)     (82,800)   (29,854)(j)    (112,941)         (300)   (77,330)(iii)   (191,441)
                                                                  (287)(k)                                 (870)(iv)
                        ----------  ----------   ----------  ---------     -----------   -----------  ---------      -----------
                        (7,156,612) (3,483,177) (10,639,789)   484,410     (10,155,379)   (4,091,600)   836,500      (13,410,479)
                        ----------  ----------   ----------  ---------     -----------   -----------  ---------      -----------
Income (loss) before
  income taxes .......     127,439      57,354      184,793    (41,590)        143,203       (55,400)   (61,200)          26,603

(Provision) credit
  for income taxes ...     (50,381)    (23,956)     (74,337)    11,906(l)      (62,431)       38,000     22,374(v)        (2,057)
                        ----------  ----------   ----------  ---------     -----------   -----------  ---------      -----------
Net income (loss) ....  $   77,058  $   33,398   $  110,456  ($ 29,684)    $    80,772   ($   17,400) ($ 38,826)     $    24,546
                        ==========  ==========   ==========  =========     ===========   ===========  =========      ===========

Earnings per share
 Primary .............       $2.06                                               $1.84(m)                                  $0.46(vi)
                             =====                                               =====                                     =====
 Fully diluted .......       $2.04                                               $1.83(m)                                  $0.46(vi)
                             =====                                               =====                                     =====

                                                        TOSCO CORPORATION

                                             PRO FORMA COMBINED STATEMENT OF INCOME

                                          For the Nine Months Ended September 30, 1996

                                              (In thousands, except per share data)

                                                           (Unaudited)

                             Historicals
                        ----------------------                Circle K                                  Unocal
                                     Circle K                 Pro Forma                   Historical   Pro Forma
                          Tosco      (Note D)     Subtotal    Adjustment    Pro Forma       Unocal     Adjustment     Pro Forma
                        ----------  ----------  -----------  ------------  -----------    ----------  -------------  -----------
Sales ................  $7,160,151  $1,519,542   $8,679,693  ($218,800)(g) $ 8,460,893    $3,629,600  ($734,500)(i)  $11,355,993

Cost of sales and
  operating
  expenses ...........  (6,755,105) (1,217,565)  (7,972,670)   218,800 (g)  (7,963,692)   (3,428,900)   734,500 (i)  (10,621,092)
                                                              (209,822)(h)                               37,000(ii)

Selling, general and
  administrative
  expense ............    (147,218)   (263,636)    (410,854)   209,822 (h)    (205,702)      (92,500)                   (298,202)
                                                                (4,670)(i)


Interest expense, net.     (61,998)    (11,324)     (73,322)   (12,439)(j)     (85,881)         (900)   (55,719)(iii)   (143,165)
                                                                  (120)(k)                                 (665)(iv)
                        ----------  ----------   ----------  ---------     -----------   -----------  ---------      -----------
                        (6,964,321) (1,492,525)  (8,456,846)   201,571      (8,255,275)   (3,522,300)   715,116      (11,062,459)
                        ----------  ----------   ----------  ---------     -----------   -----------  ---------      -----------
Income (loss) before
  income taxes .......     195,830      27,017      222,847    (17,229)        205,618       107,300    (19,384)         293,534

Provision for income
  taxes ..............     (79,733)    (11,347)     (91,080)     4,961(l)      (86,119)      (39,600)     4,457(v)      (121,262)
                        ----------  ----------   ----------  ---------     -----------   -----------  ---------      -----------
Net income (loss) ....  $  116,097  $   15,670  $   131,767  ($ 12,268)    $   119,499    $   67,700  ($ 14,927)     $   172,272
                        ==========  ==========  ===========  =========     ===========    ==========  =========      ===========

Earnings per share
  Primary ............       $2.86                                               $2.72(m)                                  $3.24(vi)
                             =====                                               =====                                     =====
  Fully diluted ......       $2.84                                               $2.70(m)                                  $3.22(vi)
                             =====                                               =====                                     =====

----------

Circle K pro forma adjustments:

(g) Remove excise taxes of Circle K included in sales and cost of sales for consistency of presentation.

(h) Allocate Circle K store operating costs and depreciation and amortization to cost of sales for consistency of presentation.

(i) Record amortization of $593 million of intangibles (primarily trademarks) acquired in the purchase of Circle K over 40 years (the revised useful life over which the intangible assets are expected to be realized).

(j) Record interest on $435.436 million additional debt incurred to finance the Circle K acquisition. The Circle K acquisition was financed by the issuance of $240 million of 7 5/8% senior unsecured notes due 2006 and cash borrowings under Tosco's Credit Agreement.

(k)    Record amortization of debt financing costs over 10 year term of debt.

(l) Record income taxes on taxable pro forma adjustments at Tosco's current effective tax rate of 39.5%. No deduction has been taken on amortization of intangibles which will not be deductible for income tax purposes.

(m) Pro forma earnings per share are based on the number of common and common equivalent shares that would have been outstanding had the Circle K acquisition occurred on January 1, 1995.

Unocal pro forma adjustments:

(i) Remove excise taxes of Unocal included in sales and cost of sales for consistency of presentation.

(ii) Adjust historical depreciation and amortization based on a purchase price allocation of $1.650 billion.

(iii) Record interest on 6,000,000 5 3/4% Convertible Preferred Securities (liquidation $50 per share). Record additional interest on $1.00 billion of additional indebtedness including $600 million of unsecured term debt, $400 million of borrowings under the New Credit Agreement as adjusted for repayment of $100 million of 9% Series A First Mortgage Bonds due March 15, 1997.

(iv) Record amortization of debt financing costs over the respective debt terms.

(v) Record income taxes on pro forma results of Unocal's operations at Tosco's current effective tax rate of 39.5%.

(vi) Pro forma earnings per share are based on the number of common and common equivalent shares that would have been outstanding had the transaction occurred on January 1, 1995.

Note A--The historical statement of income of Circle K is for the year ended
        January 31, 1996.

Note B--The pro forma income statement does not reflect the improvement in operating contribution anticipated from the merger or the possible reduction in operating and administrative costs expected from the consolidation of the Seattle, Washington office of Tosco with the Phoenix, Arizona office of Circle K, net of non-recurring costs of consolidation.

Note C--The pro forma income statement does not reflect the improvement in operating contribution and cost reductions anticipated from the Unocal transaction.

Note D--Tosco consummated the purchase of Circle K on May 30, 1996.
        Accordingly, the results of operations of Circle K are included in Tosco's historical statement of income for the nine months ended September 30, 1996 from that date. The separately presented historical results of operations of Circle K, excluding non-recurring charges, are for the period January 1, 1996 to May 29, 1996.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Union Oil Company of California

     We have audited the accompanying consolidated balance sheets of 76 Products Company and subsidiaries (a division of Union Oil Company of California, dba Unocal) as of September 30, 1996 and December 31, 1995 and the related consolidated statements of operations, cash flows and parent company investment for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the 76 Products Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 76 Products Company and subsidiaries as of September 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.
Newport Beach, California
December 11, 1996

                                     76 PRODUCTS COMPANY

                                 CONSOLIDATED BALANCE SHEETS

                                    (Dollars in Millions)

                                                                September 30,   December 31,
                                                                    1996           1995
                                                                -------------   ------------
ASSETS

Current assets:
   Cash and cash equivalents .................................    $    8.0        $   24.9
   Accounts and notes receivable (net) .......................       288.1           252.6
   Inventories ...............................................       254.4           249.3
   Other current assets ......................................         4.6             4.0
                                                                  --------        --------
      Total current assets ...................................       555.1           530.8

Property, plant and equipment at cost ........................     3,466.9         3,330.2
Less accumulated depreciation and amortization ...............    (1,338.5)       (1,253.0)
                                                                  --------        --------
Property, plant and equipment (net) ..........................     2,128.4         2,077.2
Other assets .................................................        52.4            32.4
                                                                  --------        --------
      Total assets ...........................................    $2,735.9        $2,640.4
                                                                  ========        ========

LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities:
   Trade accounts payable ....................................    $  287.4        $  327.1
   Accrued liabilities .......................................        10.5            11.7
   Taxes payable .............................................        76.3            69.5
   Other current liabilities .................................        27.0            18.7
                                                                  --------        --------
      Total current liabilities ..............................       401.2           427.0

Long-term debt and capital lease obligations .................         2.6             2.7
Accrued environmental and other deferred liabilities .........        21.0            26.3
Deferred income taxes ........................................       166.7           144.5
                                                                  --------        --------
      Total liabilities ......................................       591.5           600.5

Parent company investment
   Excess of assets over liabilities .........................     2,144.4         2,039.9
                                                                  --------        --------
      Total liabilities and parent company investment ........    $2,735.9        $2,640.4
                                                                  ========        ========


  The accompanying notes are an integral part of these consolidated financial statements.


                                               76 PRODUCTS COMPANY

                                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                              (Dollars in Millions)



                                                                        Nine Months
                                                                           Ended         Years Ended December 31,
                                                                       September 30,     -----------------------
                                                                           1996            1995           1994
                                                                         --------        --------       --------
REVENUES
   Sales and services--unrelated parties* ..........................     $3,615.5        $4,014.9       $3,668.5
   Sales and services--related parties .............................         14.1            21.3           11.9
                                                                         --------        --------       --------
      Total revenues ...............................................      3,629.6         4,036.2        3,680.4

COSTS AND EXPENSES
   Cost of products sold and operating expenses ....................      2,042.5         2,267.9        1,865.4
   Cost of products purchased from related parties .................        369.3           462.1          425.0
   Selling, administrative and general expenses ....................        245.7           310.0          346.0
   Excise, property and other operating taxes* .....................        757.0           940.9          931.4
   Depreciation and amortization ...................................        106.9           110.4          114.2
   Interest expense ................................................          0.9             0.3            0.3
                                                                         --------        --------       --------
Income (loss) before provision (benefit) for income taxes ..........        107.3           (55.4)          (1.9)
Provision (benefit) for income taxes ...............................         39.6           (38.0)          (0.2)
                                                                         --------        --------       --------
      NET INCOME (LOSS) ............................................     $   67.7        $  (17.4)      $   (1.7)
                                                                         ========        ========       ========
--------------
* Includes consumer excise taxes of ................................     $  734.5        $  897.7       $  892.9


             The accompanying notes are an integral part of these consolidated financial statements.

                               76 PRODUCTS COMPANY

               CONSOLIDATED STATEMENT OF PARENT COMPANY INVESTMENT

                              (Dollars in Millions)


Excess of assets over liabilities at December 31, 1993 ...........    $1,618.1
  Net loss for the year ended December 31, 1994 ..................        (1.7)
  Net changes in parent company advances .........................       228.4
                                                                      --------

Excess of assets over liabilities at December 31, 1994 ...........     1,844.8
  Net loss for the year ended December 31, 1995 ..................       (17.4)
  Net change in parent company advances ..........................       212.5
                                                                      --------

Excess of assets over liabilities at December 31, 1995 ...........     2,039.9
  Net income for the nine months ended September 30, 1996 ........        67.7
  Net change in parent company advances ..........................        36.8
                                                                      --------

Excess of assets over liabilities at September 30, 1996 ..........    $2,144.4
                                                                      ========


        The accompanying notes are an integral part of these consolidated financial statements.

                                               76 PRODUCTS COMPANY

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              (Dollars in Millions)

                                                                          Nine Months
                                                                             Ended       Years Ended December 31,
                                                                         September 30,   ------------------------
                                                                              1996         1995           1994
                                                                         ------------    --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ....................................................      $  67.7      $ (17.4)       $  (1.7)
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation and amortization ....................................        106.9        110.4          114.2
    Gain on sale of assets (pre-tax) .................................         (5.0)        (2.2)          (0.9)
    Expense provisions (Uninsured loss, environmental
      and litigation) ................................................         28.8         31.8           33.5
    Provision (benefit) for deferred income taxes ....................         22.2        (13.0)          (6.4)
    Equity in earnings of affiliates, net of dividends ...............          0.7          1.1           (0.1)
    Provision for doubtful accounts ..................................          2.8          0.3           (1.6)

Changes in operating assets and liabilities:
   Decrease (increase) in accounts and notes receivable ..............        (38.3)      (118.9)         (45.4)
   Decrease (increase) in inventories ................................         (5.0)       (16.0)         (31.0)
   Decrease (increase) in other current assets .......................         (0.6)         0.6            4.9
   Decrease (increase) in other assets ...............................        (19.0)         6.0           (0.1)
   Increase (decrease) in trade accounts payable .....................        (39.7)       105.9           58.2
   Increase (decrease) in accrued liabilities ........................         (1.2)         0.3            0.9
   Increase (decrease) in taxes payable ..............................          6.7          9.6           (4.9)
   Increase (decrease) in accrued environmental/other
     deferred liabilities ............................................        (25.7)       (39.1)         (12.8)
                                                                             ------       ------        -------
Net cash provided by operating activities ............................        101.3         59.4          106.8
                                                                             ------       ------        -------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures ..............................................       (157.3)      (404.4)        (366.8)
   Proceeds from sale of assets ......................................          6.8          2.6            4.0
   (Increase) decrease in investment in joint venture affiliates .....         (1.8)        (0.5)           9.7
                                                                             ------       ------        -------
Net cash used in investing activities ................................       (152.3)      (402.3)        (353.1)
                                                                             ------       ------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
   Increase (decrease) in other long-term liabilities ................          --          (0.5)           --
   Net change in parent company advances .............................         34.1        342.1          261.3
                                                                             ------       ------        -------
Net cash provided by financing activities ............................         34.1        341.6          261.3
                                                                             ------       ------        -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .................        (16.9)        (1.3)          15.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .....................         24.9         26.2           11.2
                                                                             ------       ------        -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ...........................       $  8.0       $ 24.9        $  26.2
                                                                             ======       ======        =======

---------------------------------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
     Interest ........................................................       $  0.9       $  0.3         $  0.3


             The accompanying notes are an integral part of these consolidated financial statements.

                               76 PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Dollars in Millions)


NOTE 1--BUSINESS OPERATIONS AND BASIS OF PRESENTATION

     76 Products Company and its consolidated subsidiaries (76 Products or the Company) operate as a business division of Union Oil Company of California (dba Unocal) which is also referred to as the parent company. This division is engaged primarily in the manufacture, purchase, transportation and marketing of petroleum products in the western United States. Operating assets primarily consist of three refineries in California, service stations, various terminals, bulk plants, pipelines, tankers and trucks.

     On November 17, 1996, Unocal signed a letter of intent to sell its refining, marketing and transportation assets to Tosco Corporation. A definitive agreement has not yet been reached by the parties. The accompanying consolidated financial statements do not include any adjustments that might result from the proposed sale.

     The accompanying consolidated financial statements are presented as if 76 Products had existed as an entity separate from Unocal, during the periods presented. They include expenses, net of recoveries, attributable to the Company that were not recorded in the accounts of the business division. In addition, they include allocations and estimates of direct and indirect corporate administrative costs attributable to the Company. The methods by which such amounts are attributed or allocated are deemed reasonable by management.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements of the Company include the accounts of subsidiaries more than 50 percent owned. Investments in affiliates owned 50 percent or less are accounted for by the equity method. Under the equity method, the investments are stated at cost plus the Company's equity in undistributed earnings after acquisition. Income taxes estimated to be payable when earnings are distributed are included in deferred income taxes.

     Use of Estimates. The consolidated financial statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosures of contingent liabilities as of the financial statement date and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents. The Company participates in Unocal's centralized funding and cash management system. Under this system, the Company utilizes Unocal's banks for cash deposits and withdrawals. Cash equivalents consist of highly liquid investments, such as time deposits and commercial paper issued by Unocal. At times, bank balances may be in excess of the federally insured limit.

     Accounts Receivable and Credit Risk. The Company grants credit terms in the normal course of business to its credit card customers, service station dealers, airlines and other oil companies. As part of its ongoing control procedures, the Company monitors the credit worthiness of its customers. The Company requires collateral from service station dealers to support credit sales. An estimated provision for returns and credit losses has been provided for in the consolidated financial statements. There were no significant concentrations of credit risk at September 30, 1996 and December 31, 1995.

     Inventories. Crude oil and refined product inventories are valued at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) inventory method. Materials and supplies are valued at cost, not in excess of market value.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Depreciation and amortization are generally provided using the straight-line method based on estimated useful lives ranging from 20-30 years for refinery facilities and from 3-30 years for all other property, plant and equipment. Replacements and major improvements are capitalized. Expenditures for maintenance and repairs, including those for refinery turnarounds, are expensed. Upon retirement of property, plant and equipment, remaining book values are charged to depreciation expense. Gains or losses on sales of properties are included in current income.

                               76 PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Dollars in Millions)


     Impairment. A long-lived asset is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Impairment charges are made for the write-down of long-lived assets when it is determined that the carrying values of the assets may not be recoverable.

     Income Taxes. The Company's results of operations are included in the consolidated U.S. federal and state income tax returns of Unocal. Income taxes are computed on a separate-return basis using the liability method as prescribed in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Any resulting current tax liability or refund is settled with Unocal through the parent company's investment in 76 Products on a current basis. Under the liability method, the amount of deferred tax liabilities or assets at the end of each period is determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial reporting and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax credit carryforwards. A valuation allowance to reduce deferred tax assets is established, if appropriate.

     For purposes of these separate consolidated financial statements, the stand-alone tax provision has been reduced by California business tax credits, which would be utilized in the consolidated return, even where such credits could not be used by the Company on a separate-return basis.

     Environmental Expenditures. Environmental expenditures that create future benefits or contribute to future revenue generation are capitalized. Expenditures that relate to existing conditions caused by past operationsare expensed.

     Liabilities related to environmental assessments and future remediation costs are recorded when such liabilities are probable and the amounts can be reasonably estimated. The Company considers a site to present a probable liability when an investigation has identified environmental remediation requirements for which the Company is responsible. Other than for assessments, the timing of accruing for remediation costs generally coincides with the Company's completion of investigation or feasibility work and the recommendation of remedy or commitment toan appropriate plan of action. Environmental liabilities are not discounted or reduced by possible recoveries from third parties.

     Financial Instruments. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Gains and losses arising from commodity futures contracts are deferred and included in the basis of the underlying transactions.

NOTE 3--RELATED PARTY TRANSACTIONS

     For purposes of these separate consolidated financial statements, payables and receivables related to transactions between 76 Products and Unocal, as well as liabilities and refunds related to income taxes (See Note 2), are included as a component of parent company investment. Non-cash transfers of properties between 76 Products and Unocal are offset to the parent company investment account on the consolidated balance sheets.

NOTE 4--WRITE-DOWN OF ASSETS

     During 1996, the Company wrote off $4.9 for costs related to its Pacific Pipeline investment and $0.7 related to terminal operations. During 1994, the Company wrote off $3.7 for certain pipeline related assets and $7.0 for costs related to the reformulated fuels program at the Company's Los Angeles refinery due to project modifications.

                               76 PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Dollars in Millions)


NOTE 5--EXCISE, PROPERTY AND OTHER OPERATING TAXES

     Taxes other than income taxes consist of the following:

                                              Nine Months       Years Ended
                                                 Ended          December 31,
                                              September 30,  ------------------
                                                  1996        1995        1994
                                                 ------      ------      ------
Consumer excise taxes ........................   $734.5      $897.7      $892.9
Real and personal property taxes .............     18.5        28.4        23.9
Other taxes and duties .......................      4.0        14.8        14.6
                                                 ------      ------      ------
  Total ......................................   $757.0      $940.9      $931.4
                                                 ======      ======      ======

NOTE 6--INCOME TAXES

     The provision (benefit) for income taxes consists of the following:


                                              Nine Months       Years Ended
                                                 Ended          December 31,
                                              September 30,  ------------------
                                                  1996        1995        1994
                                                 ------      ------      ------
Current
  Federal ....................................   $ 37.6      $(23.0)     $  6.2
  State ......................................    (20.2)       (2.0)        --
                                                 ------      ------      ------
    Total ....................................     17.4       (25.0)        6.2
                                                 ------      ------      ------
Deferred
  Federal ....................................     (0.6)       14.3        (6.4)
  State (a) ..................................     22.8       (27.3)        --
                                                 ------      ------      ------
    Total ....................................     22.2       (13.0)       (6.4)
                                                 ------      ------      ------
Total provision (benefit) for income taxes ...   $ 39.6      $(38.0)     $ (0.2)
                                                 ======      ======      ======
----------
(a) 1995 includes state business tax credits of $28.0.

     The following table is a reconciliation of income taxes at the federal statutory rates to income taxes as reported in the consolidated statements of operations

                                              Nine Months       Years Ended
                                                 Ended          December 31,
                                              September 30,  ------------------
                                                  1996        1995        1994
                                                 ------      ------      ------
Federal statutory rate .......................     35%         35%         35%
Provision (benefit) for income taxes
  on book income at statutory rate ...........   $ 37.6      $(19.4)     $ (0.7)
California business tax credits,
  net of federal tax effect ..................      --        (18.2)        --
Other ........................................      2.0        (0.4)        0.5
                                                 ------      ------      ------
                                                 $ 39.6      $(38.0)     $ (0.2)
                                                 ======      ======      ======

                               76 PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Dollars in Millions)


     The Company's net deferred income tax assets (liabilities) consist of the following:

                                                   September 30,  December 31,
                                                       1996           1995
                                                   ------------   ------------
Deferred tax assets (liabilities)
   Properties ..................................     $(175.8)       $(168.7)
   Inventories .................................       (12.0)         (12.0)
   Other deferred tax liabilities ..............        (3.9)          (4.0)
   Other deferred tax assets ...................        25.0           40.2
                                                     -------        -------
      Total ....................................     $(166.7)       $(144.5)
                                                     =======        =======

NOTE 7--ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable consist of the following:

                                                   September 30,  December 31,
                                                       1996           1995
                                                   ------------   ------------
Trade accounts receivable (a) ..................      $299.3         $251.8
Notes receivable ...............................         1.7           10.9
                                                      ------         ------
      Total receivables ........................       301.0          262.7
Less allowance for doubtful accounts ...........       (12.9)         (10.1)
                                                      ------         ------
      Net ......................................      $288.1         $252.6
                                                      ======         ======
----------
(a) Excludes $178.3 of trade accounts receivable that were securitized by Unocal.

     On December 15, 1995 Unocal entered into an agreement to sell, on a revolving basis, an undivided interest in a defined pool of Unocal's trade receivables. 76 Products' portion of the defined pool is $178.3. As collections reduce the amount of receivables included in the pool, Unocal sells new receivables to bring the amount sold up to $178.3. Under the terms of the agreement, Unocal retains the risk of credit loss and the collection and administrative responsibilities for the receivables sold. The receivable amounts reported in the accompanying consolidated balance sheets are net of receivables sold.

NOTE 8--INVENTORIES

     Inventories consist of the following:

                                                   September 30,  December 31,
                                                       1996           1995
                                                   ------------   ------------
Crude oil and other feedstocks .................      $ 41.8         $ 40.1
Refined products ...............................       175.1          171.7
Materials and supplies .........................        33.5           34.2
Other ..........................................         4.0            3.3
                                                      ------         ------
      Total ....................................      $254.4         $249.3
                                                      ======         ======

     The current replacement cost of inventories exceeded the LIFO inventory value included above by $166.9 and $126.8 at September 30, 1996 and December 31, 1995, respectively.

                               76 PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Dollars in Millions)


NOTE 9--PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                   September 30,  December 31,
                                                       1996           1995
                                                   ------------   ------------
Refining .........................................   $ 2,261.7      $ 2,197.0
Marketing ........................................       649.7          605.1
Supply & Transportation ..........................       509.0          487.4
Other ............................................        46.5           40.7
                                                     ---------      ---------
                                                       3,466.9        3,330.2
Less accumulated depreciation and amortization ...    (1,338.5)      (1,253.0)
                                                     ---------      ---------
    Net ..........................................   $ 2,128.4      $ 2,077.2
                                                     =========      =========

NOTE 10--INVESTMENTS IN AFFILIATES

     The Company's investments in joint venture affiliates are $22.7 and $21.6 at September 30, 1996 and December 31, 1995, respectively, and are classified as other assets on the accompanying consolidated balance sheets. The net earnings related to these investments are included in sales and services-related parties on the accompanying consolidated statements of operations in the amounts of $1.6, $2.4, and $3.5 for the periods ended September 30, 1996, December 31, 1995, and December 31, 1994, respectively.

NOTE 11--FINANCIAL INSTRUMENTS

     The Company uses commodity futures contracts with maturities of one year or less to hedge the impact of fluctuations in prices of crude oil and refined products. Realized and unrealized changes in the market value of futures contracts are deferred until the hedged transaction is recognized. At September 30, 1996 there were no open futures contracts. At December 31, 1995, contracts covering 75 thousand barrels of crude oil and 4.2 million gallons of heating oil with a notional amount of $4.0 were outstanding. The fair values of the contracts, based on quoted market prices, approximate the notional amount.

NOTE 12--COMMITMENTS

     The Company leases service stations, office space and other assets under operating leases with terms expiring at various dates through the year 2053. Certain leases contain renewal options, escalation clauses and require the Company to pay property taxes, insurance and maintenance costs. Certain service station leases provide for the payment of incremental rentals, in addition to any established minimums, contingent upon the achievement of specified levels of sales volumes.

     Future minimum rental payments for operating leases, including estimated amounts for property taxes and maintenance costs under such leases, having initial or remaining noncancelable lease terms in excess of one year are as follows:

          1996 (4th Qtr) .................................      $  5.3
          1997 ...........................................        21.5
          1998 ...........................................        19.6
          1999 ...........................................        18.0
          2000 ...........................................        15.8
          2001 ...........................................        12.9
          Balance ........................................        50.1
                                                                ------
                                                                $143.2
                                                                ======

                               76 PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Dollars in Millions)


     Net operating rental expense included in consolidated earnings is as follows:

                                                                Years Ended
                                              Ended             December 31,
                                           September 30,    -------------------
                                               1996          1995         1994
                                           -------------    ------       ------
Fixed rentals ..........................      $ 19.5        $ 25.1       $ 30.4
Contingent rentals (based primarily
  on sales and usage) ..................         7.0           9.7         10.9
Less sublease rental income ............       (12.8)        (18.7)       (18.1)
                                              ------        ------       ------
    Net expense ........................      $ 13.7        $ 16.1       $ 23.2
                                              ======        ======       ======


     Unocal has guaranteed certain obligations of the Company's service station operators amounting to $7.8 at September 30, 1996. Also, the Company purchases crude oil from a number of suppliers. During 1996, Unocal sold certain oil producing properties in California to another company. In connection with that sale, the Company entered into a purchase agreement to purchase the crude oil produced by such properties with various expiration dates through December 31, 1998. During the nine months ended September 30, 1996, such purchases accounted for approximately 12% of total crude purchases. In addition, the Company entered into a one year crude purchase contract with another entity effective November 1, 1996 through October 31, 1997, which is expected to approximate 10% of futurecrude purchases.

NOTE 13--EMPLOYEE BENEFITS EXPENSES

     76 Products' employees are included in the various employee benefit plans of Unocal. These plans include the Unocal Retirement Plan, employee and retiree medical, dental and life insurance plans, 401(k) and other such benefits. For the purposes of these separate consolidated financial statements, 76 Products Company is considered to be participating in multiemployer benefit plans.

     76 Products' allocated share of employee benefit expenses is $35.2, $46.8 and $46.0 for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994, respectively. No charges have been made to 76 Products by Unocal for the qualified Unocal Retirement Plan as the plan is in an overfunded position for the periods stated above.

NOTE 14--ACCRUED ENVIRONMENTAL LIABILITIES

     At September 30, 1996 and December 31, 1995, the Company had accrued $40.4 and $44.1, respectively, for estimated future environmental liabilities, of which $22.4 and $18.7 were included in other current liabilities. The accrued environmental liabilities on the accompanying consolidated balance sheet included $32.9 for the remediation of retail marketing sites as of September 30, 1996. Some of the remediation is performed as a result of the Company's programs to replace underground storage tank systems and upgrade its service stations. The Company estimates it could incur additional remediation costs for similar work aggregating approximately $17.6.

NOTE 15--CONTINGENT LIABILITIES

     The Company has certain contingent liabilities with respect to material existing or potential claims, lawsuits and other proceedings, including those involving environmental, tax and other matters, certain of which are discussed more specifically below. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company's estimates of the outcomes of these matters and its experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which could have a material effect on the Company's future results of operations and financial condition or liquidity.

                               76 PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Dollars in Millions)


     Environmental Matters. The Company is subject to loss contingencies pursuant to federal, state and local environmental laws and regulations. These include existing and possible future obligations to investigate the effects of the release or disposal of certain chemical and mineral substances at various sites; to remediate or restore these sites; to compensate others for damage to property and natural resources, for remediation and restoration costs and for personal injuries; and to pay civil penalties and, in some cases, criminal penalties and punitive damages. These obligations relate to sites owned by the Company or others and associated with past and present operations. Liabilities are accrued when it is probable that future costs will be incurred and such costs can be reasonably estimated. However, in many cases, investigations are not yet at a stage where the Company is able to determine whether it is liable or, if liability is probable, to quantify the liability or estimate a range of possible exposure. In such cases, the amount of the Company's liabilities is indeterminable due to the potentially large number of claimants for any given site or exposure, the unknown magnitude of possible contamination, the imprecise and conflicting engineering evaluations and estimates of proper cleanup methods and costs, the unknown timing and extent of the corrective actions that may be required, the uncertainty attendant to the possible award of punitive damages, the recent judicial recognition of new causes of action, and the present state of the law. As discussed in Note 14, the Company has accrued $40.4 and $44.1 for estimated future liabilities at September 30, 1996 and December 31, 1995, respectively.

     Between August 22 and September 6, 1994, a chemical known as "Catacarb" was released into the environment at the Company's San Francisco Refinery near Rodeo, California. Persons in the surrounding area have claimed that they were exposed to the chemical in varying degrees. As a result, lawsuits have been filed by or on behalf of all persons, alleged to be approximately eight thousand, claiming that they or their property were adversely affected by the releases. Unocal has adequately provided in its accounts for the Catacarb litigation. Such amounts are not included in 76 Product's separate consolidated financial statements.

     Other Matters. The Company also has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. Although these contingencies could result in expenses or judgments that, if aggregated and assumed to occur within a single fiscal year, could be material to the Company's results of operations, the likelihood of such occurrence is considered remote. On the basis of management's best assessment of the ultimate amount and timing of these events, such expenses or judgments are not expected to have a material adverse effect on the Company's consolidated financial condition or liquidity.

NOTE 16--FUTURE ACCOUNTING CHANGE

     The Company's key employees receive certain stock-based compensation under Unocal's Long-Term Incentive Plans of 1991 and 1985. The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is effective for 1996 financial statements. Under the new standard, companies must either expense the value of stock-based compensation or disclose in a footnote what the earnings and earnings per share would be had the value been expensed.

     The Company has adopted the disclosure method and the effect on earnings is immaterial.

                               TOSCO CORPORATION

P                  PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
R                              FEBRUARY 12, 1997
O
X       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
Y                              TOSCO CORPORATION

     The undersigned stockholder of Tosco Corporation, a Nevada corporation, revoking any previous proxies for its shares, hereby appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, and each of them, the true and lawful attorneys-in-fact and proxies of the undersigned, each having full power of substitution, with respect to all shares of common stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Tosco Corporation to be held on Februarty 12, 1997, and at any adjournments thereof, on all matters set forth in the Notice of Special Meeting of Stockholders and the related Proxy Statement.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                | SEE REVERSE |
                                                                |    SIDE     |


--------------------------------------------------------------------------------
                                  DETACH HERE


    Please mark
[X] votes as in
    this example.


    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS SET FORTH BELOW. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.


                                                          FOR  AGAINST  ABSTAIN
    1. Approval of the amendment to the Articles of
       Incorporation of Tosco increasing the number       [ ]    [ ]      [ ]
       of authorized shares of Common Stock of Tosco.


                                   MARK HERE FOR
                                   ADDRESS CHANGE     [ ]
                                   AND NOTE AT LEFT

                              The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the related Proxy Statement.

                              Please date and signed below exactly as your name or names appear hereon. Joint owners shall each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full name, in such capacity.



Signature ______________________________    Date __________


Signature ______________________________    Date __________